Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Award Plan and the 2016 Employee Commencement Incentive Plan of Ardelyx, Inc. of our reports dated February 22, 2024, with respect to the financial statements of Ardelyx, Inc. and the effectiveness of internal control over financial reporting of Ardelyx, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 27, 2024